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                                  EXHIBIT 23.1


















                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Invivo Corporation:


We consent to incorporation by reference in the registration statement on Form S-8 of Invivo Corporation of our report dated July 28, 2000, relating to the consolidated balance sheets of Invivo Corporation and subsidiaries as of June 30, 2000 and 1999, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 2000, and the related financial statement schedule, which report appears in the June 30, 2000 annual report on Form 10-K of Invivo Corporation.








San Francisco, California
October 23, 2000